EXHIBIT 10.1

REVISED AND AMENDED AND RESTATED

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”), amended and restated as of January 1, 2014 (the “Effective Date”), is between and among Navistar International Corporation, a Delaware corporation (the “Company”), its principal operating subsidiary, Navistar, Inc., a Delaware corporation (“NAVISTAR, INC.”), and [NAME] (the “Executive”) (each a “Party” and collectively, the “Parties”). For purposes of this Agreement, “NIC” shall mean the Company and all of its, direct or indirect, wholly-owned subsidiaries, including, without limitation, NAVISTAR, INC., and “NAVISTAR, INC.” shall mean only Navistar, Inc., unless the context clearly indicates the contrary. This Agreement shall not become effective prior to the execution of a written release agreement in a form acceptable to the Company and substantially in the form attached hereto as Exhibit A hereto and the expiration (without revocation) of the revocation period applicable to such release (the “Initial Release”).

WITNESSETH

WHEREAS, NIC wishes to assure stability and continuity of its senior management and recognizes that organizational changes, including a Change in Control of the Company or NAVISTAR, INC. as defined in paragraph 3 below, may occur, and that the possibility of such changes negatively affects or may negatively affect the retention of senior management personnel of NIC, the decision-making and performance of such personnel with respect to such organizational changes, and the effectiveness of retention and incentive features or other elements of the executive compensation programs of NIC; and

WHEREAS, the Executive desires to achieve a degree of certainty as to his or her rights to compensation and benefits if his or her employment is terminated under certain conditions during the Agreement Period defined in paragraph 2 below.

NOW, THEREFORE, this Agreement is made to fulfill NIC’s objectives in a manner that serves the best interests of NIC and the Company’s stockholders by providing the Executive with certain separation payments and benefits in the event of a “Termination” as defined in paragraph 4 below during the Agreement Period. Accordingly, the Company, NAVISTAR, INC., and the Executive mutually agree as follows:

1.	Implementation of Agreement.

(a) This Agreement shall become effective as of the Effective Date, as set forth above, and shall be the sole and exclusive agreement between the Parties hereto with regard to separation payments and benefits provided by NIC to the Executive. All stock options, restricted stock, or such other equity-based compensation of the Company granted or awarded to the Executive shall be governed by the respective plans and agreements pursuant to which they were granted or awarded. Except as provided in paragraph 5 below, any pension benefits, welfare benefits, or such other benefits due to the Executive upon his or her termination of employment shall be governed by the respective NIC-sponsored benefit plans, programs, or policies pursuant to which they are accrued and/or provided.

(b) This Agreement is not an employment contract, and it does not alter the Executive’s status as an at-will employee of NIC. The Executive may terminate his or her employment with NIC at any time, and NIC retains the right to terminate the Executive’s employment without notice, at any time, for any reason. Rather, this Agreement solely prescribes the terms and conditions under which separation payments and benefits shall be provided to the Executive in the event of a “Termination” as set forth in paragraph 4(a) or 4(b) below, as appropriate.

2.	Agreement Period.

For purposes of this Agreement, the “Agreement Period” means the period beginning on the Effective Date and ending on the earlier of (a) the Expiration Date (as defined below), and (b) the date on which the Executive dies, becomes totally and permanently disabled, as determined in accordance with the applicable NIC-sponsored disability plan or program, voluntarily elects to terminate employment or take retirement (for any reason other than “Good Reason” or “Constructive Termination” within the meaning of paragraph 4(a) or 4(b), respectively), or is terminated for “Cause,” as defined in paragraph 4(a). The term “Expiration Date” means the date that is the third anniversary of the Effective Date; provided, however, the Expiration Date shall be automatically extended annually for successive one-year periods starting on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, without further action on the part of any Party hereto, unless the Company or NAVISTAR, INC. has, at least thirty (30) days prior to the effective date of any such extension, notified the Executive in writing, that the Agreement shall not be so extended. If a Change in Control occurs during the Agreement Period, notwithstanding any other provision of this paragraph 2, the Expiration Date will be the date that occurs eighteen (18) months after the date of such Change in Control.

3.	Change in Control.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if, and only if:

i.	any Person or Group, other than an Excluded Person or other than a Group including an Excluded Person or Persons, is or becomes the Beneficial Owner directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

ii.	there occurs any sale or disposition of all or substantially all (more than 50%) of the assets of the Company or Navistar, Inc. as a going concern to a person or entity and immediately after the closing of the sale or disposition, the beneficial owners of the selling entity (as of the day before the closing of the sale or disposition) own less than 50% of the beneficial equity interests in the person or entity who purchased or acquired all or substantially all (more than 50%) of the assets of the Company or Navistar, Inc. as a going concern; or

iii.

as a result of a Control Transaction, the members of the Board of Directors as of the date of the first public announcement relating to such Control Transaction (the “Continuing Directors”), together with any new director whose appointment, nomination, or election by the Continuing Directors (such director also being a “Continuing Director”) was approved in a resolution by a vote of at least fifty percent (50%) of the Continuing Directors, shall within two (2) years of the date of the first public announcement relating to such Control Transaction, cease to constitute a majority of the Board of Directors.

Notwithstanding any of the foregoing, the sale or disposition of any or all of the assets or stock of any subsidiary or affiliate of the Company (other than the sale or disposition of all or substantially all of the assets of Navistar, Inc., as described above) shall not be deemed a Change in Control.

“Beneficial Owner” means: a “beneficial owner”, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Control Transaction” means: any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation; other than any of the foregoing engaged in, conducted or completed, by an Excluded Person.

“Excluded Person” means: (A) Mark H. Rachesky (including his respective affiliates); (B) Icahn Enterprises LP (including its respective affiliates); and (C) employee or retiree benefit plans or trusts sponsored or established by the Company or Navistar, Inc. The term “Excluded Person” shall mean and include any or all of the persons or entities named or referred to in clause (A), (B) or (C), individually, collectively, or as a Person or Group.

“Person or Group” means: any “person” or “group” as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended

4.	Termination.

(a) For purposes of this Agreement, subject to remaining provisions of this paragraph 4, a Termination under this paragraph 4(a) shall occur if, during the Agreement Period and before the date on which a Change in Control occurs, (i) the Executive’s employment is involuntarily terminated by NIC for any reason (other than Cause, or for any other reason that would cause the Agreement Period to expire under paragraph 2(a), such as death or total and permanent disability); or (ii) a Good Reason occurs and the Executive both provides notice to the Company or NAVISTAR, INC. of the existence of the Good Reason within ten (10) days of its initial existence and, to the extent the Company or NAVISTAR, INC. either does not remedy such Good Reason within thirty (30) days of receiving such notice from the Executive of the initial existence of such Good Reason (for purposes of this paragraph 4(a), the “Cure Period”) or notifies the Executive in writing prior to the expiration of the Cure Period of its unwillingness to remedy such event or condition, terminates his or her employment with NIC within ten (10) days after either the expiration of such Cure Period or such earlier date prior to the expiration of the Cure Period on which the Executive was so notified in writing, as the case may be. For purposes of this Agreement, “Good Reason” means the occurrence, during the Agreement Period and before the date on which a Change in Control occurs, of any of the following events or conditions: (A) NIC reduces the Executive’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for the Executive’s then-current peers as a group (determined as of the date immediately before the date on which the Executive becomes subject to such material reduction) nor results from a deferral of the Executive’s base salary, or (B) (i) a decrease in the Executive’s organization level; or (ii) a change to the Executive’s reporting structure that requires the Executive, following the reporting change, to report to a supervisor whose organization level, post-change, is below the Executive’s current organizational level; except, in case of each of (A) or (B), in connection with the involuntary termination of the Executive’s employment for Cause. In the event of a Termination under this paragraph 4(a), the Executive shall be paid the separation payments and benefits set forth in paragraph 5(a) below. If the Executive’s involuntary termination of employment is for Cause, no separation payments or benefits shall be due or owing by the Company or NAVISTAR, INC. under paragraph 5(a) below. For purposes of this Agreement, the term “Cause” means that the reason for the Executive’s involuntary termination of employment was (I) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to NIC, monetarily or otherwise, (II) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Executive is so convicted, or (III) continued failure to substantially perform required duties for NIC (other than a failure due to physical or mental disability). For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith or done or omitted to be done without Executive’s reasonable belief that Executive’s act, or failure to act, was in the best interest of NIC.

(b) For purposes of this Agreement, subject to remaining provisions of this paragraph 4, a Termination under this paragraph 4(b) shall occur if, during the Agreement Period and during the eighteen (18) month period immediately after the then-most recent Change in Control, (i) the Executive’s employment is involuntarily terminated by NIC for any reason (other than Cause, or for any other reason that would cause the Agreement Period to expire under paragraph 2(a), such as death or total and permanent disability); or (ii) a Constructive Termination occurs and the Executive both provides notice to the Company or NAVISTAR, INC. of the existence of the Constructive Termination within ninety (90) days of its initial existence and, to the extent the Company or NAVISTAR, INC. either does not remedy such Constructive Termination within thirty (30) days of receiving such notice from the Executive of the initial existence of such Constructive Termination (for purposes of this paragraph 4(b), the “Cure Period”) or notifies the Executive in writing prior to the expiration of the Cure Period of its unwillingness to remedy such event or condition, terminates his or her employment with NIC within ten (10) days after either the expiration of such Cure Period or such earlier date prior to the expiration of the Cure Period on which the Executive was so notified in writing, as the case may be. For purposes of this Agreement, “Constructive Termination” means the occurrence, during the Agreement Period and within the eighteen (18) month period immediately after the then-most recent Change in Control, of any of the following events or conditions: (A) a material diminution in the Executive’s authority (including, but not limited to, the budget over which the Executive retains authority), duties, or responsibilities within NIC in effect immediately before such Change in Control (including, for example, the failure of the Executive to continue to report directly to the Board (or the board of directors (or similar person or body exercising the duties of a board of directors of a corporation) of an acquirer or successor), if the Executive reported directly to the Board prior to the then-most recent Change in Control, except in connection with the involuntary termination of the Executive’s employment for Cause; (B) NIC reduces the Executive’s base salary or total incentive compensation opportunity (including annual and long-term incentive compensation) by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time) as compared to (x) with respect to base salary, the highest base salary in effect for the Executive during the six-month period immediately before such Change in Control, (y) with respect to annual incentive compensation opportunity, the highest annual incentive compensation opportunity as in effect for the Executive in the six-month period immediately before such Change in Control and (z) with respect to long-term incentive compensation opportunity, the value of the most recent long-term incentive award, determined on an annualized basis, before such Change in Control; (C) the action or inaction of any successor or assign hereto following such Change in Control that constitutes a material breach of this Agreement, including, but not limited to, the failure of any such successor or assign to assume, and to perform under, this Agreement as contemplated in paragraph 14 below; or (D) NIC requires the Executive to be based anywhere more than forty-five (45) miles from the location of either the Executive’s office (if other than the Company’s headquarters) or the Company’s headquartered offices immediately before such Change in Control which relocation is adverse to the Executive, except for: (a) required business travel to the extent substantially consistent with the business travel obligations that the Executive undertook on behalf of NIC immediately before such Change in Control; (b) if the Company relocates its Corporate Headquarters more than forty-five (45) miles from its current location in Lisle, Illinois, a Constructive Termination will not be deemed to occur if an Executive refuses to relocate to the new Corporate Headquarters location and resigns from the Company as a result; or (c) if the Company asks an Executive to relocate more than forty-five (45) miles in connection with a Promotion to the Executive’s Organizational Level (assuming the Executive’s base salary remains the same or increases due to the Promotion), and the Executive refuses to relocate, the Executive’s refusal and subsequent resignation will not, in and of itself, trigger a Construction Termination. In the event of a Termination under this paragraph 4(b), the Executive shall be paid the separation payments and benefits set forth in paragraph 5(b) below. If the Executive’s involuntary termination of employment is for Cause, no separation payments or benefits shall be due or owing by the Company or NAVISTAR, INC. under paragraph 5(b) below; provided, that if such Cause exists by reason of paragraph 4(a)(III) and is invoked during the eighteen (18) month period immediately after the then most recent Change in Control, Cause shall only be deemed to exist if NIC provided the Executive a written demand to substantially perform required duties sufficiently in advance of such termination and the Executive did not return to substantial performance of such duties.

(c) For purposes of this Agreement, notwithstanding any other provision of this Agreement to the contrary, the Executive’s employment shall be deemed to have terminated only if (i) the Executive is not, immediately after such event, employed by NIC, or any other person with whom the Executive’s legal employer would be considered a single employer under Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other applicable authorities thereunder (the “Code”) (collectively, the “Controlled Group”) and (ii) to the extent (and only to the extent) that a “payment” (as defined in Section 409A of the Code) provided to the Executive under this Agreement is subject to Section 409A of the Code, the Executive shall not be considered to have terminated employment with NIC for purposes of this Agreement until the Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. The termination of the Executive’s employment by any member within the Controlled Group shall be deemed to be a termination by NIC for purposes of this Agreement if the conditions imposed by the first sentence of this paragraph 4(c) are met.

(d) For purposes of this Agreement, the Executive’s employment shall be deemed a termination under paragraph 4(b) if: (i) a termination under paragraph 4(a) occurs before a Change in Control; (ii) the termination occurs in connection with the signing of an agreement that occurs during the six (6) month period preceding or following the Executive’s date of termination, and the termination occurs at the explicit direction of any person or group who entered into such an agreement with the Company during the six (6) month period preceding or following the Executive’s date of termination, and the consummation of such agreement will result in a Change in Control; and (iii) such agreement is thereafter consummated, and as a result a Change of Control occurs, whether or not the Change in Control actually occurs during the six-month period following termination.

(I) if the Executive would be entitled to benefits under paragraph 5(a) absent this paragraph 4(d) (a “Non-CIC Executive”), the Executive shall be entitled to the benefits in paragraph 5(a) (which benefits shall be paid at the time specified in paragraph 5(a)) plus the excess, if any, of the benefits in paragraph 5(b) over the benefits in paragraph 5(a) (the timing of such excess payments to be determined under this paragraph 4(d));

(II) if the Executive would not be entitled to benefits under paragraph 5(a) absent paragraph 4(d) (a “CIC Executive”), the Executive shall be entitled to the benefits in paragraph 5(b), except as provided in this paragraph 4(d) and except that the deadline for execution of a release in paragraph 5(b) shall be forty-five (45) days following the date of the Change in Control (instead of forty-five (45) days following the date of Termination);

(III) the Payment Date for the lump sum payment in paragraph 5(b)(i) (the “Paragraph 4(d) Payment Date”) shall be within thirty (30) days immediately following the expiration of the applicable revocation period following the execution of the Release or, if later in the case of a Non-CIC Executive, thirty (30) days immediately following the Change in Control; provided, that payment shall be made no later than 2  1⁄2 months following the end of the calendar year in which the Change in Control occurs; provided, however, that in the event a payment is administratively impracticable to make by the end of the 2  1⁄2 month period, then such payment shall be made as soon as administratively practicable in accordance with Section 409A of the Code. In the case of a Non-CIC Executive, the payment shall be reduced by the lump sum paid pursuant to paragraph 5(a).

(IV) In the case of a CIC Executive, the continued health coverage, life insurance, and outplacement benefits described in paragraph 5(b)(ii) shall be provided as follows: The value of these benefits that otherwise would be paid under paragraph 5(b) shall, instead, be paid in cash in a lump sum on the Paragraph 4(d) Payment Date, provided, that if the benefits are subject to Section 409A absent this paragraph 4(d), the benefits shall be provided in-kind on the schedule specified in this Agreement absent this paragraph 4(d), except that no benefit shall be provided prior to the Change in Control. Any flexible perquisite allowance actually paid to the Executive at or before the time of Termination shall be retained by the Executive as set forth in paragraph 5(b)(ii)(D), and, if the Executive returned such allowance to the Company prior to the Change in Control, the amount returned shall be repaid to the Executive on the Paragraph 4(d) Payment Date.

5.	Separation Payments and Benefits.

(a) In the event of a Termination as described in paragraph 4(a) above, the Executive shall receive (and the Company and NAVISTAR, INC. shall be jointly and severally obligated to provide to the Executive) the following separation payments and benefits, the payment of which (except for payments referenced in paragraphs 5(a)(ii)(E) and 5(a)(ii)(F) below) shall be conditioned on the execution by the Executive of a written release agreement in a form acceptable to the Company (the “Release”) within forty-five (45) days following the date of Termination (and non-revocation of the Release during the applicable revocation period):

(i) An amount equal to [ranging from one-hundred to two-hundred percent (100-200%)] of the sum of the Executive’s annual base salary in effect at the time of Termination and Target Annual Incentive (the “Severance Pay”). The Severance Pay shall be paid in a lump sum on the Payment Date. For purposes of this Agreement, “Target Annual Incentive” means the annual incentive amount that would have been payable to the Executive for the Company’s fiscal year in which the Termination occurred under the applicable NIC-sponsored annual incentive or bonus plan(s), program(s), or policy(ies), including, but not limited to, the Company’s Annual Incentive Plan, assuming the “targeted” level of performance required for payment of such annual incentive or bonus was achieved for such fiscal year of Termination and assuming Executive’s employment had not terminated.

(ii) (A) Continued healthcare coverage for the 24-month period immediately after the date of Termination, with the same coverage option as in effect immediately before the date of Termination (or substantially similar coverage option in the event such prior coverage option is eliminated or unavailable) and under the same terms and conditions such coverage is otherwise made available to active employees of NIC after the Executive’s Termination, with such coverage being provided in lieu of any post-termination healthcare continuation coverage which the Executive and his or her covered spouse and dependents would otherwise have been entitled to receive on account of said Termination under applicable federal and state law (“COBRA Coverage”); provided, that for the first 12-month period, Executive shall pay for such coverage at the current rate for active employees who participate in the same plan at the same level of coverage, and for the remaining 12-month period, Executive shall pay for such coverage on a monthly Cost of Coverage basis (as defined below); (B) continued life insurance coverage for the eighteen (18) month period immediately after the date of Termination, in the same amount as in effect immediately before the date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of NIC following the Executive’s Termination; (C) twelve (12) months of outplacement services with the Company-designated service provider, and provided that the Executive initiates services within sixty (60) days after the date of Termination; provided, that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Termination occurred; (D) any flexible perquisite allowance actually paid to the Executive at or before the time of Termination shall be retained by the Executive; (E) subject to applicable law, a lump sum cash payment made on the Payment Date in an amount equal to any unused vacation; and (F) such pension and post-retirement health and life insurance benefits due to the Executive upon his or her Termination pursuant to and in accordance with the respective NIC-sponsored benefit plans, programs, or policies under which they are accrued and/or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy). For purposes of this Agreement, “Cost of Coverage” means the amount equal to 100% of the “applicable premium” as defined under Section 4980B(f)(4) of the Code. For purposes of this Agreement, the “Payment Date” means within thirty (30) days immediately following the expiration of the applicable revocation period following the execution of the Release (except as otherwise provided in paragraph 4(d) above); provided, that payment shall be made no later than 2  1⁄2 months following the end of the calendar year in which the Termination occurs; provided, however, that in the event a payment is administratively impracticable to make by the end of the 2  1⁄2 month period, then such payment shall be made as soon as administratively practicable in accordance with Section 409A of the Code.

(iii) An amount equal to a Pro Rata portion of the Executive’s Actual Annual Incentive, which payment shall be in lieu of any payment to which the Executive may otherwise have been entitled to receive under an NIC-sponsored incentive or bonus plan (the “Pro Rata Bonus”). The Pro Rata Bonus shall be paid in lump sum as soon as feasible following the completion of the incentive calculations for the plan year; provided, however, that no amount shall be paid with respect to an award designed to qualify under Section 162(m) of the Code until such award has been appropriately certified in accordance with Section 162(m) of the Code; provided, further, that payment shall be made no later than 2  1⁄2 months following the end of the calendar year in which such plan year ends. For purposes of this Agreement, “Pro Rata” means a fraction the numerator of which is the number of whole months from the beginning of the Company’s fiscal year in which the Termination occurred through the date of Termination (including the month in which the Termination occurs if such Termination occurs on or after the 15th day of that month) and the denominator of which is equal to 12. For purposes of this paragraph 5(a)(iii), “Actual Annual Incentive” means the annual incentive amount that would have been payable to the Executive for the Company’s fiscal year in which the Termination occurred under the applicable NIC-sponsored annual incentive or bonus plan(s), program(s), or policy(ies), including, but not limited to, the Company’s Annual Incentive Plan, based on actual performance achieved for such fiscal year of Termination.

(b) In the event of a Termination as described in paragraph 4(b) above, the Executive shall receive (and the Company and NAVISTAR, INC. shall be jointly and severally obligated to provide to the Executive) the following separation payments and benefits, the payment of which (except for payments referenced in paragraphs 5(b)(ii)(F) and 5(b)(ii)(G) below) shall be conditioned on the execution by the Executive of a written release agreement in a form acceptable to the Company (the “Release”) within forty-five (45) days following the date of Termination (and non-revocation of the Release during the applicable revocation period):

(i) An amount equal to (A) a Pro Rata portion of the Executive’s Target Annual Incentive, which payment shall be in lieu of any payment to which the Executive may otherwise have been entitled to receive under an NIC-sponsored incentive or bonus plan (the “CIC Prorated Bonus”), plus (B) [ranging from one-hundred fifty to three-hundred percent (150-300%)] of the sum of the Executive’s annual base salary in effect at the time of Termination and the Executive’s Target Annual Incentive (the “CIC Severance Pay”). The CIC Severance Pay and the CIC Prorated Bonus shall be paid in a lump sum on the Payment Date.

(ii) (A) Continued healthcare coverage for the 24-month period immediately after the date of Termination, with the same coverage option as in effect immediately before the date of Termination (or substantially similar coverage option in the event such prior coverage option is eliminated or unavailable) and under the same terms and conditions such coverage is otherwise made available to active employees of NIC after the Executive’s Termination, with such coverage being provided in lieu of COBRA Coverage; provided, that for the first 12-month period, Executive shall pay for such coverage at the current rate for active employees who participate in the same plan at the same level of coverage, and for the remaining 12-month period, Executive shall pay for such coverage on a monthly Cost of Coverage basis; (B) continued life insurance coverage for the eighteen (18) month period immediately after the date of Termination, in the same amount as in effect immediate before the date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of NIC after the Executive’s Termination; (C) twelve (12) months of outplacement services with the Company-designated service provider, and provided that the Executive initiates services within sixty (60) days after the date of Termination; provided, that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Termination occurred; (D) any flexible perquisite allowance actually paid to the Executive at or before the time of Termination shall be retained by the Executive; (E) subject to applicable law, a lump sum cash payment made on the Payment Date in an amount equal to any unused vacation; and (F) such pension and post-retirement health and life insurance benefits due to the Executive upon his or her Termination pursuant to and in accordance with the respective NIC-sponsored benefit plans, programs, or policies under which they are accrued and/or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy).

(iii) A lump sum cash amount paid on the Payment Date in an amount equal to the excess of (A) the present value of the Executive’s aggregate vested accrued benefits (if any) as of date of Termination under the NAVISTAR INC. Managerial Retirement Objective Plan (the “MRO”) and Supplemental Executive Retirement Plan (the “SERP”), as each may be amended from time to time, including any successor plans thereto, (collectively, the “Supplemental Plans”) in which the Executive was participating either immediately before the Change in Control, as of the date of the Executive’s Termination, determined after giving the Executive eighteen (18) additional months of age and pension service credit, over (B) the present value as of date of Termination of the Executive’s aggregate accrued benefits (if any) to which the Executive is or may become otherwise entitled to receive under the Supplemental Plans after giving effect to paragraph 5(c) below (the excess shall be referred to as the “Supplemental Payment”); provided, that for purposes of this paragraph 5(b)(iii) only, the Change in Control under this document also constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code (a “409A Change in Control”); provided, further, that for purposes of this paragraph 5(b)(iii) only, the Executive’s Termination under paragraph 4(b) (and excluding a Termination under paragraph 4(d)) that occurs during the eighteen (18) month period immediately after the 409A Change in Control. The present values shall be determined using actuarial assumptions and discount rates under the NAVISTAR INC. Retirement Plan for Salaried Employees, as may be amended from time to time (the “RPSE”) as in effect immediately before the Change in Control as in effect as of the date of the Executive’s Termination. For the avoidance of doubt, the Supplemental Payment shall be in addition to (and not in lieu of) the accrued benefits (if any) to which the Executive is or may become otherwise entitled to receive under the Supplemental Plans.

(c) With respect to the Supplemental Plans, if a Termination of Executive’s employment occurs under paragraph 4(b) above, then (i) the Executive shall be deemed to have been terminated for reasons other than Cause (for this purpose only, as defined in the applicable plan); (ii) if, as of the date of Termination, the Executive has accrued less than five (5) years of Credited Service (as defined in the applicable plan) for the purpose of Section 10 of the MRO and Section 9 of the SERP, but the Executive would have attained five (5) years of Credited Service within eighteen (18) months of his or her date of Termination, the Company shall deem the Executive to have attained the requisite five (5) years of Credited Service (as defined in the applicable plan) for the purpose of Section 10 of the MRO and Section 9 of the SERP as of the Executive’s date of termination, and (iii) if, as of the date of Termination, the Executive has accrued less than five (5) years of Credited Service (as defined in the applicable plan) under the NAVISTAR INC. Supplemental Retirement Accumulation Plan (the “SRAP”), but the Executive would have attained five (5) years of Credited Service within eighteen (18) months of his or her date of Termination, the Company shall deem the Executive to have attained the requisite five (5) years of Credited Service (as defined in the applicable plan), and the Executive’s account(s) will become vested and nonforfeitable under the SRAP; provided, that for purposes of this paragraph 5(c)(i) and (ii) only, the Change in Control constitutes a 409A Change in Control; provided, further, that for purposes of this paragraph 5(c)(i) and (ii) only, that for purposes of this paragraph 5(b)(iii) only, the Executive’s Termination under paragraph 4(b) (and excluding a Termination under paragraph 4(d)) that occurs during the eighteen (18) month period immediately after the 409A Change in Control. For the avoidance of doubt, accrued benefits (if any) to which the Executive is or may become otherwise entitled to receive under the Supplemental Plans and the SRAP shall be in addition to (and not in lieu of) the Supplemental Payment.

(d) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, an Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death), with an appropriate adjustment for interest for delayed payment (computed in a manner consistent with computing interest adjustments for delayed pension payments under the RPSE). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. If the period during which the Executive has discretion to execute or revoke a release straddles two calendar years, the Company shall make the payments that are subject to Section 409A of the Code and conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year the Executive actually delivers the executed release to the Company. NIC makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(e) No amount (or portion thereof) of any separation payments or benefits payable to the Executive under this Agreement, except the Pro Rata Bonus, shall be included in any calculation for any pension benefits due the Executive from NIC.

(f) In the event any separation payment remains due or owed to the Executive under this Agreement as of the date of the Executive’s death, such separation payment shall be paid to the Executive’s estate. Further, except as otherwise required under the terms of this Agreement or under applicable law, any separation benefit due or owed to the Executive under this Agreement shall cease upon the date of the Executive’s death; provided, that any death benefit due or owed to the Executive’s designated beneficiary(ies) under this Agreement as of the date of the Executive’s death shall be governed by the respective death benefit plan, program, or policy pursuant to which it is accrued and/or provided. Upon the full satisfaction of the separation payments and benefits due and owing to the Executive under this Agreement, all obligations to the Executive hereunder shall be fully and completely discharged.

6.	Limitation on Payments.

(a) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under paragraph 5 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion (other than with respect to payments subject to Section 409A of the Code) in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to the Executive that is exempt from Section 409A of the Code, (B) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis in a manner that complies with Section 409A of the Code and (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to the Executive that is exempt from Section 409A of the Code.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (ii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.	Confidentiality; Non-Disparagement; Non-Solicitation; Non-Competition; Cooperation.

In consideration of the amounts which may become payable pursuant to paragraph 5 of this Agreement, the Executive agrees to be bound by the covenants of this paragraph 7. The Executive acknowledges that the covenants contained within this paragraph 7 are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, NIC would not have entered into this Agreement to provide for payments under paragraph 5 herein. The allocation of payments under paragraph 5 of this Agreement shall be made with respect to the covenants of this paragraph 7 at such time(s) an allocation would be deemed to be appropriate. The Executive agrees that he or she shall:

(a) at all times during the Agreement Period and at all times following termination of employment for any reason, hold in the strictest confidence and not disclose, divulge or appropriate, directly or indirectly, for personal use or the use of others, except as may be required in Executive’s work for the Company, any confidential, secret, proprietary or privileged information pertaining to the business of NIC obtained during the Executive’s employment by NIC (collectively, “Confidential Information”), including but not limited to (i) information related to all relationships of NIC with its customers or clients which Executive would not, but for his or her relationship with NIC, have had contact with (collectively, “Customers”) (including the identities of NIC’s primary contacts at such Customers), trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, trade secrets, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, investors and Customers; and (iii) information regarding the skills and compensation of other employees of NIC;

(b) at all times during the Agreement Period and at all times following termination of employment for any reason, refrain from publishing, providing, or soliciting, directly or indirectly, any oral or written statements about NIC or any of its respective officers, directors, employees, agents, representatives, products, or practices that may be considered disparaging, slanderous, libelous, derogatory, or defamatory, or which may reasonably expected to tend to injure the reputation or business of NIC or any of its respective officers, directors, employees, agents, representatives, products, or practices; provided, that such restriction shall not limit the Executive’s ability to provide truthful testimony as required by law or any judicial or administrative process;

(c) at all times during the Agreement Period and for a period of twelve (12) months immediately following termination of employment for any reason, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), provide services to any other business or organization anywhere in the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, or any other country in which NIC, directly or indirectly including but not limited to through a joint venture, strategic alliance or other similar arrangement, conducts business at the time of the Executive’s termination of employment that competes with the business of NIC by (1) manufacturing, selling or servicing medium or heavy duty vehicles with diesel powered engines (including but not limited to commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, parts or components for diesel powered engines for such vehicles, or providing financing or financing-related services related to any such manufacturing, selling or servicing activities, or (2) providing other services or products which are the same as or substantially similar to those provided by NIC at the time of the Executive’s termination of employment, in each case, with respect to which the Executive developed, received or learned Confidential Information during his employment with NIC; provided, however, that such restriction shall not prohibit the Executive’s purchase or ownership of less than 5% of the outstanding voting stock of a publicly-held company so long as such ownership is passive in nature;

(d) at all times during the Agreement Period and for a period of [ranging from twelve (12) to twenty-four (24)] months immediately following a termination of employment for any reason, refrain, without the written consent of the Company or NAVISTAR, INC., from, directly or indirectly, (i) recruiting or soliciting any employee, consultant, contractor, agent, or representative of NIC for employment or for retention as a consultant or service provider for any entity other than NIC, (ii) encouraging any employee, consultant, contractor, agent, or representative of NIC to leave its employ or cease his or her relationship with NIC, (iii) hiring any person who is then an employee, consultant, contractor, agent, or representative of NIC for any entity other than NIC, or providing names or other information about such employee, consultant, contractor, agent, or representative to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring for any entity other than NIC, (iv) interfering with the relationship of NIC with any of its employees, consultants, contractors, agents, or representatives, (v) soliciting or inducing, or in any manner attempting to solicit or induce, any Customer, or prospect of NIC (1) to cease being, or not to become, a client or customer of NIC, or (2) to divert any business of such Customer or prospect from NIC, or (vi) otherwise interfering with, disrupting, or attempting to interfere with or disrupt, the relationship, contractual or otherwise, between NIC and any of its Customers, prospects, suppliers, employees, consultants, contractors, agents, or representatives; and

(e) at all times during the Agreement Period and at all times following termination of employment for any reason, cooperate with and provide assistance to NIC at any time and in any manner reasonably required by NIC or its respective counsel in connection with any litigation or other legal process affecting NIC, or in answering questions concerning any other matter, in which the Executive was involved or had knowledge of during the course of his or her employment (other than any dispute between the Parties concerning this Agreement); provided, (i) the Company and NAVISTAR, INC. shall have provided the Executive with advance written notice of the request to cooperate and/or assist, (ii) the Company and NAVISTAR, INC. shall reimburse the Executive’s reasonable attorneys’ fees and costs and such other expenses in connection with said cooperation and assistance promptly after the Executive submits a written request therefor together with copies of the invoices substantiating such expenses, but in no event shall payment of any such fees, costs, and expenses be made after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; provided, that prior to reimbursement the Executive first delivers a written undertaking to the Company and NAVISTAR, INC. to repay all such attorneys’ fees and costs and expenses paid to the Executive prior to the final disposition of the litigation or other legal process affecting NIC if it ultimately be determined by final judicial decision from which there is no further right to appeal that the Executive is not entitled to reimbursement of such attorneys’ fees and costs and expenses, and (iii) that after the termination of employment for any reason, such cooperation and assistance shall not require the Executive to forgo or significantly interrupt any professional or personal commitment that he or she reasonably deems significant or to take any action that, in his or her reasonable judgment, could impair his or her ability to perform the responsibilities of or could jeopardize the continuation of his or her then current employment or self-employment.

The Executive acknowledges and agrees that NIC’s business is intensively competitive, Executive’s employment required Executive to have access to and knowledge of NIC’s confidential information and trade secrets, the Customers have required a significant degree of difficulty, number of years, an amount of money by NIC to acquire and develop, Executive has had significant personal contact with and knowledge of the Customers, and the duration of the Customer’s association with NIC and the continuity of the Customer-NIC relationships are of the utmost importance to the success of NIC’s business. The Executive also acknowledges and agrees that the business of NIC is conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, and any other country in which NIC conducts business at the time of the Executive’s termination of employment with NIC. The Executives further acknowledges and agrees that the Executive holds a senior management role at NIC and that, if the Executive were to hold a management position with a competitor of NIC, the Executive would be able to exploit unfairly Confidential Information and/or Customer-NIC relationships. Accordingly, the Executive acknowledges and agrees that the foregoing covenants set forth in this paragraph 7 are reasonable, including without limitation, as to scope, activity, subject, geography and duration, and that irreparable injury will result to NIC in the event of any violation by the Executive of these covenants, and that said covenants are a condition precedent to the Company’s and NAVISTAR, INC.’s willingness to enter into this Agreement and pay the consideration set forth in this Agreement. In the event that any of the foregoing covenants are violated, the Company and NAVISTAR, INC. shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate any or all separation payments and benefits previously paid or otherwise subsequently owed to the Executive under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such covenants, and/or to prevent any threatened violation by the Executive, and/or by any person or persons acting for, or in concert with, the Executive in any capacity whatsoever, without posting a bond or other security. In addition, if such a court deems that any of the foregoing covenants are unreasonable, the Parties agree that the maximum permissible period and scope prescribed by such court shall be substituted for the stated period and scope.

8.	Recovery or Offset of Payments; Recoupment.

(i) The Executive shall be required to repay incentive pay to the Company as described in this Paragraph 8, and the Company may offset payments otherwise due under this Agreement by the amounts required to be repaid under this Paragraph 8.

(ii) Repayment of incentive pay shall be required if, and to the extent that, the Compensation Committee of the Board of Directors of the Company (the “Committee”) determines, in its sole discretion, that repayment is due on account of a restatement of the Company’s financial statements or otherwise pursuant to the Company’s Executive Compensation Recoupment Policy (as it may be amended from time to time) (the “Recoupment Policy”). The Recoupment Policy (as currently in effect) provides that, if the Executive is a “Covered Individual,” as designated by the Committee, the Executive shall return, at the direction of the Committee, incentive-based compensation awarded or paid to that Covered Individual for one or more fiscal periods within no less than the preceding three (3) year period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment, all as determined by Committee or the Board of Directors.

Where the result of a performance measure was a factor in determining the compensation awarded or paid, but (i) the subsequently-restated performance measure was not the only factor used to determine the compensation awarded or paid, or (ii) the incentive-based compensation is not awarded or paid on a formulaic basis, the Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced.

(iii) If the Committee seeks to recover payment of incentive pay as a result of a restatement of the Company’s financial statements or otherwise under the Recoupment Policy, the Executive shall pay to the Company, as applicable, (A) all or a portion (as determined by the Committee in its sole discretion) of the amount by which the payment received by the Executive exceeds the amount that would have been paid to the Executive based on the restated financial statements, or (B) the amount (as determined by the Committee in its sole discretion) to be repaid pursuant to the Recoupment Policy. Nothing in this Paragraph 8(b) shall preclude the Company (or any other person) from taking any other action.

9.	Enforcement.

The Executive agrees that any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be instituted in the United States District Court for the Northern District of Illinois, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the state of Illinois, and the Executive and the Company and NAVISTAR, INC. hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum; or

Any award shall be payable to the Executive no later than the end of the Executive’s first taxable year in which the Company and NAVISTAR, INC. either concede the amount (or portion of the amount) payable or is required to make payment pursuant to a judgment by a court, and shall include interest on any amounts due and payable to the Executive from the date due to the date of payment, calculated at one hundred and ten percent (110%) of the prime rate in effect at the Northern Trust Company (or any successor thereto) on the first of each month.

If it is necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive’s rights under this Agreement, the Company and NAVISTAR, INC. shall, within thirty (30) days after receipt of an invoice certifying payment by the Executive of such attorney fees, or payment of such other costs and expenses, reimburse the Executive’s reasonable attorneys’ fees and costs and such other expenses, including expenses of any expert witnesses, in connection with the enforcement of said rights in an amount not to exceed [ranging from $100,000 to $no limit] in the aggregate; provided, that to the extent (and only to the extent) such expenses are subject to Section 409A of the Code, in no event shall any payment of the Executive’s fees, costs, and expenses be made after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; provided, further, that the Executive shall repay any such advance of fees, costs, and expenses (and no additional advances or reimbursements shall be made) (i) if there is a specific judicial finding that the Executive’s request to litigate was frivolous, unreasonable or without foundation, (ii) if it has been finally determined that the Executive’s termination of employment for Cause was proper or (iii) if NIC determines in good faith that as of the date of the Executive’s termination of employment, grounds for an involuntary termination for Cause had existed.

10.	Notices.

Any notices, requests, demands or other communications provided for by this Agreement (other than the revocation of the Initial Release or the Release) shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, (a) in the case of the Executive, to the Executive at the last address filed in writing with NIC, and (b) in the case of NIC, to the Company or NAVISTAR, INC. at its headquartered offices, currently at 2701 Navistar Drive, Lisle, Illinois, 60532, Attention: General Counsel.

11.	Non-Alienation.

The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any separation payments or benefits provided under this Agreement; and no separation payments or benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. This provision does not affect beneficiary designations or testamentary dispositions to the extent applicable.

12.	Governing Law and Enforceability.

The provisions of this Agreement shall be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois (without regard to the conflicts of laws provisions of that State or any other jurisdiction). If any provision of this Agreement is deemed invalid, illegal or unenforceable by appropriate authority under the law of any jurisdiction applicable to this Agreement, the remainder of this Agreement shall not be in any way affected or impaired thereby and this Agreement shall continue as if such provision were omitted, unless such omission would substantially impair the rights or benefits of either party hereto. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to scope, activity, subject, geography and duration, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.	Amendment and Cancellation.

If required by law or required to avoid adverse tax results to the Executive or adverse tax or accounting results to the Company (or other material adverse results to the Company due to changes in applicable law), this Agreement may be amended by the Company in a manner reasonably intended to avoid such adverse result. In all other circumstances, this Agreement may be amended or canceled only by mutual agreement of the Parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14.	Successors; Binding Agreement.

All provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and NAVISTAR, INC. The Company and NAVISTAR, INC. shall require their respective successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and NAVISTAR, INC. would be required to perform it if no such succession or assignment had taken place. Any reference in this Agreement to the Company or NAVISTAR, INC. shall be deemed a reference to its respective successors and assigns.

15.	Effect on Prior Agreements.

This Agreement hereby amends and supersedes any and all previous Executive Severance Agreements (and such other severance agreements, written or unwritten), including amendments thereto, entered into by the Parties.

16.	Unfunded Agreement.

The separation payments and benefits paid under this Agreement shall be paid from the general assets of the Company or NAVISTAR, INC., and the Executive (including his or her designated beneficiaries, heirs, and successors to the extent applicable) shall be no more than an unsecured general creditor of the Company and NAVISTAR, INC., with no special or prior right, interest, or claim to any assets of the Company or NAVISTAR, INC. for any separation payments or benefits otherwise payable hereunder.

17.	Headings and Captions.

The headings and captions in this Agreement are inserted for reference and convenience only and do not constitute a part of this Agreement and shall not be applied to the construction of this Agreement.

18.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement is not effective unless it is executed by the Executive and returned to the Company and the Company confirms in writing to the Executive that it has received the executed Agreement.

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IN WITNESS WHEREOF, on the date or dates indicated below, the Executive has hereunto set his or her hand and, pursuant to the authorization from its respective Board of Directors, the Company and NAVISTAR, INC. have each caused this Agreement to be executed in its name on its behalf, effective as of the Effective Date first above written.

NAVISTAR INTERNATIONAL CORPORATION

By:
Troy A. Clarke
President and CEO

NAVISTAR, INC.

By:
Troy A. Clarke
President and CEO

EXECUTIVE

By:
[NAME]